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                                                                      EXHIBIT 5

Morgan, Lewis & Bockius LLP
Philadelphia, PA 19103-6993
215-963-5000
Fax: 215-963-5299

May 5, 1997

Converse Inc.
One Fordham Road
North Reading, MA 01864

Re: Form S-3 Registration Statement (File No. 333-23791)

Ladies and Gentlemen:

We have acted as counsel to Converse Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $69,000,000 aggregate principal amount of the Company's % Convertible Subordinated Notes due 2004 (the "Notes"), which includes $9,000,000 principal amount of Notes that may be issued pursuant to an over-allotment option granted to the underwriters, and such indeterminate number of shares of common stock, no par value, stated value $1.00 per share (the "Common Stock"), of the Company as may be issuable upon conversion of the Notes, all pursuant to a registration statement on Form S-3 (File No. 333-23791) initially filed with the Securities and Exchange Commission (the "Commission") on March 24, 1997, and amended by Amendment No. 1 thereto filed on the date hereof (the "Registration Statement").

We have examined and are familiar with the Restated Certificate of Incorporation and the Bylaws of the Company and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records, including resolutions adopted by the Board of Directors of the Company. We have also examined copies of (a) the Registration Statement, (b) proposed form of the Indenture (the "Indenture") to be entered into by the Company and First Union National Bank, as trustee, filed as Exhibit 4.1 to the Registration Statement and (c) such statutes and other records, instruments and documents that we have deemed necessary for the purposes of this opinion.

On the basis of and in reliance upon the foregoing, we are of the opinion that:

1. When (a) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (b) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, and shall have been duly executed and delivered by the parties thereto, (c) the Company shall have received payment in full for the Notes and
(d) the Notes shall have been issued in the form and containing the terms described in the Registration Statement, the Indenture and the resolutions of the Company's Board of Directors (and any authorized committee thereof) authorizing the foregoing, the Notes will be valid and binding obligations of the Company.

2. The shares of Common Stock into which the Notes will be convertible, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be legally issued, fully paid and nonassessable.

The opinions set forth herein are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States.
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Converse Inc.
May 5, 1997
Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus included in the Registration Statement, but we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Morgan, Lewis & Bockius LLP

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